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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Stern                Ronald
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   (Last)               (First)                 (Middle)

Suite 650, 375 Water Street
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                                    (Street)

 Vancouver                       British Columbia                V6B5C6
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


September 21, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Anicom, Inc. (ANIC)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             1,403,509(1)                   I                Through intermediary corporation and trust
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Series B Convertible                                                                                                  Through
Preferred Stock (2)      9/21/98(3) 9/21/03(4)      Common Stock           1,403,508      $14.25(5)       I           intermediary
                                                                                                                      corporation
                                                                                                                      and trust
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====================================================================================================================================

Explanation of Responses:

1 Ronald Stern beneficially owns directly or indirectly all of the shares of Tricontinental Distribution Limited, which in turn owns 1,403,509 shares of Common Stock of Anicom, Inc.

2 Ronald Stern beneficially owns directly or indirectly all of the shares of Tricontinental Industries Limited, which in turn owns 1,403,508 shares of Series B Convertible Preferred Stock of Anicom, Inc.

3 The Preferred Shares may be converted by the holder at any time. 4 The Preferred Shares are subject to mandatory redemption on the fifth anniversary of the issue date.

5 Each share of Series B Convertible Preferred Stock is convertible into that number of shares of Common Stock equal to the Liquidation Preference ($1,000) for each share of Preferred Stock, plus all accrued and unpaid dividends divided by $14.25.


/s/ Ronald N. Stern                                          December 16, 1998
---------------------------------------------            -----------------------
Ronald Stern
      **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                             Joint Filer Information

Name:             Tricontinental Distribution Limited

Address:          Suite 650
                  375 Water Street
                  Vancouver, British Columbia
                  Canada V6B 5C6

Designated Filer:  Ronald Stern

Issuer Name and Ticker Symbol:  Anicom, Inc. (ANIC)

Date of Event Requiring Statement:  9/21/98


                                       Tricontinental Distribution Limited



Dated:  December 16, 1998

                                       By:  /s/ Ronald N. Stern
                                            ---------------------------
                                          Name:  Ronald Stern
                                          Title:    Chairman of the Board

                             Joint Filer Information


Name:  Tricontinental Industries Limited

Address:          Suite 650
                  375 Water Street
                  Vancouver, British Columbia
                  Canada V6B 5C6

Designated Filer:  Ronald Stern

Issuer of Name and Ticker Symbol:  Anicom, Inc. (ANIC)

Date of Event Requiring Statement:  9/21/98

                                       Tricontinental Industries Limited


Dated:  December 16, 1998

                                       By:  /s/ Ronald N. Stern
                                            ---------------------------
                                          Name:  Ronald Stern
                                          Title:    Chairman of the Board